Exhibit 10.4

FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of October 1, 2012, between GelTech Solutions, Inc., a Delaware corporation (the “Company”), and ______ (the “Executive”).

WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s products, information concerning proposed new products, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information, as defined in Section 9(a), and information about the Company’s executives, officers, and directors, which necessarily will be communicated to the Executive by reason of his employment by the Company; and

WHEREAS, the Company markets and sells certain of its inventions and products, and has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial, significant, or key relationships with vendors and Customers, as defined below, whether actual or prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, the Company and the Executive desire to enter into this new Agreement to supersede and replace all prior or current agreements on the subject matter hereto, including, but not limited to, the employment agreement between the Company and the Executive dated March 10, 2011; and

WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1.

Representations and Warranties.  The Executive hereby represents and warrants to the Company that he (i) is not subject to any non-solicitation or non-competition agreement affecting his employment with the Company (other than any prior agreement with the Company), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting his  employment with the Company (other than any prior agreement with the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.

Term of Employment.

(a)

Term.  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period of four years commencing as of October 1, 2012 (the “Term”).

(b)

Continuing Effect.  Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 8 and 9 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.  Provided, however, if the Executive is terminated without Cause or if he terminates his employment for Good Reason as those terms are defined in Sections 6(b) and (c), the provisions of Sections 8 and 9 shall not apply except for acts occurring prior to the date of termination.

3.

Duties.

(a)

General Duties.  The Executive shall serve as the _________ of the Company, with duties and responsibilities that are customary for such executives. [The Executive shall report to the Chief Executive Officer.]  The Executive shall also perform services for such subsidiaries of the Company as may be necessary.  The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Executive has used his best efforts hereunder, the Executive’s and the Company’s delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on the Company’s earnings or other results of the Executive’s performance, except as specifically provided to the contrary by this Agreement.

(b)

Devotion of Time.  Subject to the last sentence of this Section 3(b), the Executive shall devote such time, attention and energies to the affairs of the Company and its subsidiaries and affiliates as are necessary to perform his duties and responsibilities pursuant to this Agreement.  The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business, or organization, without the prior consent of the Board of Directors of the Company (the “Board”).  Notwithstanding the above, the Executive shall be permitted to devote a limited amount of his time, without compensation, to professional, charitable or similar organizations, provided that such activities do not interfere with the Executive’s performance of his duties and responsibilities as provided hereunder.

(c)

Location of Office. The Executive’s principal business office shall be at the Company’s Jupiter, Florida offices and/or any other location where the Company decides to open an office; provided that such office is within 15 miles of the Company’s Jupiter office location as of the date of this Agreement.  However, the Executive’s job responsibilities shall include all business travel necessary for the performance of his job.

(d)

Adherence to Inside Information Policies.  The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party.  The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

4.

Compensation and Expenses.

(a)

Salary.  For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $150,000 (the “Base Salary”), payable in accordance with the Company’s customary payroll practices, but no less frequently than twice per month. The Base Salary shall increase to: (i) $170,000 upon the Company generating $3,000,000 of revenue in any period of 12 consecutive months (in contrast to a fiscal year) (“Revenue Period”); (ii) $190,000 upon the Company generating $5,000,000 of revenue in any Revenue Period; and (iii) $200,000 upon the Company generating $6,000,000 of revenue in any Revenue Period.  Prior to the end of each 12-month period ending September 30th (the “12-Month Period”), the Compensation Committee of the Board of Directors (the “Compensation Committee”) may, in its sole discretion, authorize an increase in the Executive’s Base Salary for the succeeding 12-Month Period.  Any increase of Base Salary shall be based on profitability, positive cash flow or such other factors as the Compensation Committee deems important.

(b)

Discretionary Bonus.  In each 12-Month Period, the Compensation Committee shall have the discretion to award the Executive a bonus based upon the Executive’s job performance, the Company’s revenue growth or any other factors as determined by the Compensation Committee.  Except for the first 12-Month Period, the specific criteria shall be set annually by the Compensation Committee in advance of the start of the 12-Month Period to which such criteria relates.  The specific criteria for the first 12-Month Period shall be set within six months of the date of this Agreement.

(c)

Equity Incentive Compensation.  As soon as practicable following the execution of this Agreement by the Company and the Executive, the Company shall grant to the Executive 800,000 Stock Appreciation Rights (“SARs”) pursuant to the Company’s 2007 Equity Incentive Plan (the “Incentive Plan”).  The SARs shall vest, subject to continued employment with the Company on the applicable vesting date, as follows: (i) 200,000 SARs shall vest immediately on the date the SARs are granted to the Executive, (ii) another 200,000 SARs shall vest upon the Company generating $3,000,000 of revenue in any Revenue Period, (iii) another 200,000 SARs shall vest upon the Company generating $5,000,000 of revenue in any Revenue Period and (iv) another 200,000 SARs shall vest upon the Company generating $6,000,000 of revenue in any Revenue Period.  The SARs shall fully vest upon a “Change of Control” (as such term is defined in the Incentive Plan) or upon the Executive’s termination without Cause or with Good Reason.  Vested SARs shall be exercisable for a 10-year period from the date of this Agreement for shares of the Company’s common stock with an exercise price based on the closing price of the Company’s common stock on the date prior to the approval of this Agreement by the Compensation Committee.  Notwithstanding the foregoing, all grants of SARs pursuant to this Section 4(c) shall be subject to the terms of the Incentive Plan and the applicable award agreements.  The Company shall at all times reserve and keep available sufficient shares of the Company’s common stock to satisfy the requirements of the Incentive Plan, including the SARs granted pursuant to this Section 4(c).

(d)

Automobile Allowance.  During the Term of this Agreement, the Executive shall be entitled to an automobile allowance of $600 per month.  The Executive shall also be reimbursed for properly submitted expenses related to business related automobile expenses including gas, oil and tires.  Such amount shall be paid to the Executive by the Company in accordance with the Company’s policies and procedures in effect from time to time relating to automobile allowances for its executive officers.

(e)

Expenses.  In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Executive for all reasonable documented travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices.  Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, its executive officers.

5.

Benefits.

(a)

Vacation.  For each calendar year occurring during the Term, beginning with the calendar year in which the Term begins and ending with the calendar year in which the Term ends, the Executive shall be entitled to 20 days of vacation without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit. The vacation days for any particular calendar year do not have to be used consecutively, and may be used at different times during the calendar year as the Executive may select and the affairs of the Company may permit.  Up to 10 days of unused vacation days for one calendar year may be carried over and used in a subsequent calendar year, provided that the number of such unused and carried over vacation days at any time shall not exceed 30 days.  Unused and carried over vacation days in excess of 30 days will be forfeited without compensation.  The Executive shall be entitled to a number of sick days each year in amounts consistent with the Company’s policy for employees. Notwithstanding anything contained herein, in no event shall the Executive be entitled to be paid cash for unused vacation days, and any unused vacation days at the end of the Term or remaining as of the date of termination shall be forfeited.

(b)

Employee Benefit Programs.  The Executive is entitled to participate in any pension, 401(k), insurance or other employee benefit plan that is maintained by the Company for its executives, including programs of life and medical insurance and reimbursement of membership fees in professional organizations.  The Company shall also pay for, or reimburse the Executive, medical insurance premiums for the Executive.  The Company shall also pay one-half of the medical insurance premiums for the Executive’s spouse.

6.

Termination.

(a)

Death or Disability.  Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive.  For purposes of this Section 6(a), “disability” shall mean (i)  the Executive is unable to engage in his customary duties by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three  months under an accident and health plan covering employees of the Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration.  Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable). In the event that the Executive’s employment is terminated by reason of Executive’s death or disability, the Company shall pay the following to the Executive or his personal representative: (i) any accrued but unpaid Base Salary for services rendered to the date of termination, (ii) an amount equal to one (1) times Base Salary, (iii) any accrued but unpaid expenses required to be reimbursed under this Agreement, (iv) any earned but unpaid bonuses for any prior period and his annual bonus prorated to date of termination (to the extent the Compensation Committee has set a formula and it can be calculated), and (v) all equity awards previously granted to the Executive under the Incentive Plan or similar plan shall thereupon become fully vested, and the Executive or his legally appointed guardian, as the case may be, shall have up to one year from the date of termination to exercise all such previously granted options and SARs, provided that in no event shall any option or SAR be exercisable beyond its term.  The Executive (or his estate) shall receive the payments provided herein at such times as he would have received them if there was no death or disability.  Additionally, if the Executive’s employment is terminated because of disability, any benefits (except perquisites) to which the Executive may be entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for one year, subject to the terms of any applicable plan or insurance contract and applicable law.

(b)

Termination by the Company for Cause or by the Executive Without Good Reason.  The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination.  Such termination shall become effective upon the giving of such notice.  Upon any such termination for Cause, or in the event the Executive terminates his employment with the Company without Good Reason (as defined in Section 6(c)), then the Executive shall have no right to compensation, or reimbursement under Section 4, or to participate in any Executive benefit programs under Section 5, except as may otherwise be provided for herein or by law, for any period subsequent to the effective date of termination.  For purposes of this Agreement, “Cause” shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (ii) the Executive, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company; (iv) the Executive breaches his fiduciary duty to the Company resulting in profit to him, directly or indirectly; (v) the Executive materially breaches any agreement with the Company; (vi) the Executive breaches any provision of Section 8 or Section 9; (vii) the

Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission (the “SEC”) after an opportunity for a hearing; (ix) the Executive refuses to carry out a resolution adopted by the Company’s Board at a meeting in which the Executive was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) the Executive abuses alcohol or drugs in a manner that interferes with the successful performance of his duties.

(c)

Termination by the Company Without Cause or Termination by Executive for Good Reason.  The Executive may terminate this Agreement for Good Reason (as defined below) or the Company may terminate this Agreement without Cause.  In the event the Executive terminates this Agreement for Good Reason, or the Company terminates the Executive without Cause, the Executive shall be entitled to the following: (i) any accrued but unpaid Base Salary for services rendered to the date of termination; (ii) an amount equal to one (1) times Base Salary, or continuation of the Base Salary through the remaining Term of the Agreement, whichever is greater (the “Severance Amount”);  (iii) any accrued but unpaid expenses required to be reimbursed under this Agreement; (iv) any earned but unpaid bonuses, his annual bonus for the current period shall be prorated to the date of termination (to the extent the Board has set a formula and it can be calculated); and (v) all equity awards previously granted to the Executive under the Incentive Plan or similar plan shall thereupon become fully vested, and the Executive or his legally appointed guardian, as the case may be, shall have up to one year from the date of termination to exercise all such previously granted options and SARs, provided that in no event shall any option or SAR be exercisable beyond its term.  The payment of the Severance Amount is conditioned on the Executive signing the Agreement and General Release substantially in the form attached to this Agreement.  The term “Good Reason” shall mean: (i) a material diminution in the Executive’s authority, duties or responsibilities due to no fault of the Executive (unless the Executive has agreed to such diminution); or (ii) any other action or inaction that constitutes a material breach by the Company under this Agreement.  Prior to the Executive terminating his employment with the Company for Good Reason, the Executive must provide written notice to the Company, within 30 days following the Executive’s initial awareness of the existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason.  If the Company does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then the Executive’s employment shall be deemed terminated for Good Reason.  The Executive (or his estate) shall receive the payments provided herein at such times as he would have received them if there was no termination.

(d)

Any termination made by the Company under this Agreement shall be approved by the Board.

7.

Indemnification.  The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.  This indemnification does not apply to intentional misconduct or ultra vires acts on the part of the Executive.  The Company shall provide, at its expense, directors and officers insurance for the Executive in amounts and for a term consistent with industry standards.  Nothing in this Section 7 shall amend or supersede any existing Indemnification Agreement between the Company and the Executive.

8.

Non-Competition Agreement.

(a)

Competition with the Company.  Until termination of his employment and for a period of one year commencing on the date of termination, the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Agreement also includes any of its subsidiaries or affiliates) by acting as an officer (or comparable position) of, owning an interest in, or providing services substantially similar to those services the Executive provided to the Company to any entity within any metropolitan area in the United States or other country in which the Company was actually engaged in business as of the time of termination of employment or where the Company reasonably expected to engage in business within three months of the date of termination of employment.  For purposes of this Agreement, the term “compete with the Company” shall refer to any business activity in which the Company was engaged as of the termination of the Executive’s employment or reasonably expected to engage in within three months of termination of employment; provided, however, the foregoing shall not prevent the Executive from (i) accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company’s business (the “Prohibited Business”) if the Executive’s employment is totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; provided, further, the foregoing shall not prohibit the Executive from owning up to 5% of the securities of any publicly-traded enterprise provided that the Executive is not a director, officer, consultant, employee, partner, joint venturer, manager, or member of, or to such enterprise, or otherwise compensated for services rendered thereby.

(b)

Solicitation of Customers.  During the periods in which the provisions of Section 8(a) shall be in effect, the Executive, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of himself or any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company.  For purposes of this Agreement, the term “Customer” means any person, firm, corporation, partnership, limited liability company, association or other entity to which the Company or any of its subsidiaries or affiliates sold or provided goods or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, limited liability company, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be, where the Executive was involved in the sales or sales negotiations.

(c)

Solicitation of Employees. During the period in which the provisions of Section 8(a) and (b) shall be in effect, the Executive agrees that he shall not, directly or indirectly, request, recommend or advise any employee of the Company to terminate his or her employment with the Company, for the purposes of providing services for a Prohibited Business, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries and affiliates at any time during the one year period preceding the Executive’s termination of employment.

(d)

Non-disparagement. The Executive agrees that, after the end of his employment, he will refrain from making, in writing or orally, any unfavorable comments about the Company, its operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Executive from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law.

(e)

No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 8, and confirms he has received adequate consideration for such undertakings.

(f)

References.  References to the Company in this Section 8 shall include the Company’s subsidiaries and affiliates.

9.

Non-Disclosure of Confidential Information.

(a)

Confidential Information.  For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Products (as defined below), the Company’s budgets and strategic plans, and the identity and special needs of Customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Customer lists, Customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, Customers and former Customers. In addition, Confidential Information also includes Customers and the identity of and telephone numbers, e-mail addresses and other addresses of executives or agents of Customers who are the persons with whom the Company’s executives, officers, employees, and agents communicate in the ordinary course of business.  Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates.  For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality, and (iv) information which the Executive is required to disclose pursuant to a lawful subpoena or other compulsory legal process or pursuant to applicable law for which the Company has determined not to seek a protective order.  As used herein, the term “Products” shall include all products offered for sale and marketed by the Company during the Term and any other products which the Company has taken concrete steps to offer for sale, but has not yet commenced marketing, during or prior to the Term.  Products also include any products disclosed in the Company’s latest Form 10-K and/or Form S-1 or S-3 (or successor form) filed with the SEC.

(b)

Legitimate Business Interests.  The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests.  These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing Customers, vendors or suppliers; (iv) Customer goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, Products, methods, operations and procedures.  Notwithstanding the foregoing, nothing in this Section 9(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

(c)

Confidentiality.  During the Term of this Agreement and following termination of employment, for any reason, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company.  The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries or affiliates is a special, valuable and unique asset.  The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise.  The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his employment.  All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company, its Customers, or subjects, as the case may be.  The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive).

10.

Equitable Relief.

(a)

The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the Board, shall leave his employment for any reason and take any action in violation of Section 8 and/or Section 9, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 10(b) below, to enjoin the Executive from breaching the provisions of Section 8 and/or Section 9.  In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

(b)

Any action must be commenced in Palm Beach County, Florida.  The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

11.

Conflicts of Interest.  While employed by the Company, the Executive shall not, unless approved by the Compensation Committee, directly or indirectly:

(a)

participate as an individual in any way in the benefits of transactions with any of the Company’s suppliers, vendors, Customers, or subjects, including, without limitation, having a financial interest in the Company’s suppliers, vendors, Customers, or subjects, or making loans to, or receiving loans, from, the Company’s suppliers, vendors, Customers, or subjects;

(b)

realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c)

accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, medical, technical, or managerial capacity by, a person or entity which does business with the Company.

12.

Inventions, Ideas, Processes, and Designs.  All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Executive during the course of his  employment with the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment with the Company, and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Executive hereby assigns any such inventions to the Company.  An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company.  The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company.  The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision.  If applicable, the Executive shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to his  employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 12 shall include the Company, its subsidiaries and affiliates.

13.

Indebtedness.  If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, and if permitted by applicable law, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with the Company.

14.

Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company.  The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

15.

Severability.

(a)

The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof.  Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)

If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

16.

Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery, or by facsimile or e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:

[Michael J. Cordani]

Chief Executive Officer

GelTech Solutions, Inc.

1460 Park Lane South, Suite 1

Jupiter, FL 33458

Email: mcordani@geltechsolutions.com

Facsimile:  (561) 427-6182

With a Copy to:

Pillsbury Winthrop Shaw Pittman LLP

Attn:  Stephen R. Rusmisel

1540 Broadway

New York, NY 10036

Email:  Stephen.rusmisel@pillsburylaw.com

To the Executive:

______________

GelTech Solutions, Inc.

1460 Park Lane South, Suite 1

Jupiter, FL 33458

Email:

Facsimile:  (561) 427-6182

or to such other address or facsimile number, as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.

17.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

18.

Attorneys’ Fees.

(a)

Review of the Agreement.  The Company shall pay or the Executive shall be reimbursed for the Executive’s reasonable legal fees incurred in reviewing and negotiating this Agreement, up to a maximum of $7,000.00, provided that any such payment shall be made no later than March 15 of the calendar year immediately following the date hereof.

(b)

Controversy or Claim.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

19.

Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Delaware without regard to choice of law considerations.

20.

Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof, including, but not limited to, the employment agreement between the Company and the Executive dated March 10, 2011.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21.

Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22.

Arbitration.  Except for a claim for equitable relief or as otherwise described in this Agreement, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Palm Beach County, Florida, before one arbitrator in accordance with the rules of the American Arbitration Association then in effect.  In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator.  The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

23.

Sarbanes-Oxley Act of 2002.

(a)

In the event the Executive or the Company is the subject of an investigation (whether criminal, civil, or administrative) involving possible violations of the United States federal securities laws by the Executive, the Compensation Committee or the Board may, in its sole discretion, direct the Company to withhold any and all payments to the Executive (whether compensation or otherwise) which would have otherwise been made pursuant to this Agreement or otherwise would have been paid or payable by the Company, which the Compensation Committee or the Board believes, in its sole discretion, may or could be considered an “extraordinary payment” and therefore at risk and potentially subject to, the provisions of Section 1103 of the Sarbanes-Oxley Act of 2002 (“SOX”) (including, but not limited to, any severance payments made to the Executive upon termination of employment).  The withholding of any payment shall be until such time as the investigation is concluded, without charges having been brought or until the successful conclusion of any legal proceedings brought in connection with such amounts as directed by the Compensation Committee or the Board to be withheld with or without the accruing of interest (and if with interest the rate thereof).  Except by an admission of wrongdoing or the final adjudication by a court or administrative agency finding the Executive liable for or guilty of violating any of the federal securities laws, rules or regulations, the Compensation Committee or the Board shall pay to the Executive such compensation or other payments.  Notwithstanding the exclusion caused by the first clause of the prior sentence, the Executive shall receive such payments if provided for by a court or other administrative order.

(b)

In the event that the Company restates any financial statements which have been contained in reports or registration statements filed with the SEC, and the restatement of the prior financial statements is as the result of material noncompliance with any financial reporting requirement under the securities laws, the Executive hereby acknowledges that the Company shall recover from the Executive (i) incentive-based compensation (including stock options) awarded during the three year period preceding the date on which the Company is required to prepare the restatement (ii) in excess of what would have been paid the Executive under the restatement.  This Section 23(b) shall be interpreted and administered in a manner consistent with any rules issued by the Securities and Exchange Commission under Section 10D of the Securities Exchange Act of 1934 (added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) to the extent applicable. The Executive agrees to reimburse the Company for any bonuses received and/or profits realized from the sale of the Company’s securities (including the cash received from exercise of any options (or other awards of stock rights) during the 12-month period following the first public issuance or filing with the SEC of the report or registration statement (whichever comes first) containing the financial information required to be restated; provided, however, that this sentence shall not impose any liability on the Executive beyond any liability that is imposed under Section 304 of SOX.

(c)

Notwithstanding the provisions of Section 23(b), if the Company’s common stock is listed on a national securities exchange and such exchange adopts rules requiring clawbacks beyond what Section 10D of the Securities Exchange Act of 1934 or Section 304 of SOX requires, such rules shall be incorporated in this Agreement to the extent applicable and the Executive shall comply with such rules, including but not limited to executing any amendment to this Agreement.

24.

Section 409A.

(a)

Notwithstanding anything to the contrary contained in this Agreement, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(b)

For purposes of this Section 24, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

(c)

To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(d)

To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e)

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f)

The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Signature Page To Follow

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

GelTech Solutions, Inc.
By
Date		______________ ___________

Executive:

Date	______________ ___________

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into on ______________ , 201_, by and between ___________ (“Employee”) and GelTech Solutions, Inc. (“Employer”).

WHEREAS, Employee formerly was employed by Employer;

WHEREAS, the parties wish to resolve all outstanding claims and disputes between them in an amicable manner;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.

In consideration for Employee’s promises in this Agreement, Employer agrees to pay Employee a total of _______________ Dollars ($__________), minus standard payroll tax deductions.  Employee would not otherwise be entitled to this payment but for his/her promises in this Agreement.  The payment will be disbursed to Employee within ten (10) business days following Employer’s receipt of this Agreement executed by Employee.

2.

The parties agree that the payment in Section 1 is in full, final and complete settlement of all claims Employee may have against Employer, its past and present affiliates, officers, directors, owners, employees, agents, successors and assigns.

3.

Nothing in this Agreement shall be construed as an admission of liability by Employer, its past and present affiliates, officers, directors, owners, employees or agents, and Employer specifically disclaims liability to or wrongful treatment of Employee on the part of itself, its past and present affiliates, officers, directors, owners, employees and agents.

4.

Employee represents that he/she has not filed any complaints or charges against Employer with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he/she will not seek to recover on any claim released in this Agreement.

5.

Employee agrees that he/she will not encourage or assist any of Employer’s employees to litigate claims or file administrative charges against Employer or its past and present affiliates, officers, directors, owners, employees and agents, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process.

6.

Employee covenants not to sue, and fully and forever releases and discharges Employer, its past and present affiliates, directors, officers, owners, employees and agents, as well as its successors and assigns (collectively, the “Releasees”) from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Employee’s employment with Employer or the termination of that employment; provided, however, that nothing in this Agreement shall either waive any rights or claims of Employee that arise after

Employee signs this Agreement or impair or preclude Employee’s right to take action to enforce the terms of this Agreement.  This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination or relating to leave from employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act and the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, claims for attorneys’ fees or costs, and any and all claims in contract, tort, or premised on any other legal theory. Employee acknowledges that Employee has been paid in full all compensation owed to Employee by Employer as a result of Employee’s employment.

7.

Employee acknowledges that all confidential information regarding Employer’s business compiled, created or obtained by, or furnished to, Employee during the course of or in connection with his/her employment with Employer is Employer’s exclusive property.  Upon or before execution of this Agreement, Employee will return to Employer all originals and copies of any material containing confidential information and Employee further agrees that he/she will not, directly or indirectly, use or disclose such information.  Employee will also return to Employer upon or before execution of this Agreement any other items in his/her possession, custody or control that are the property of Employer, including, but not limited to, his/her files, PDA, credit cards, identification card, flash drives, passwords and office keys.

8.

Employee acknowledges that he/she has been given at least twenty-one (21) days to consider this Agreement and that he/she has seven (7) days from the date he/she executes this Agreement in which to revoke it and that this Agreement will not be effective or enforceable nor the amounts set forth in Section 1 paid until after the seven-day revocation period ends without revocation by Employee.  Revocation can be made by delivery of a written notice of revocation to [name/title/address], by midnight on or before the seventh calendar day after Employee signs the Agreement.

9.

Employee acknowledges that he/she has been advised to consult with an attorney of his/her choice with regard to this Agreement.  Employee hereby acknowledges that he/she understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him/her.

10.

Employee agrees that he/she will treat the existence and terms of this Agreement as confidential and will not discuss the Agreement with anyone other than:  (i) his/her counsel or tax advisor as necessary to secure their professional advice, (ii) his/her spouse, or (iii) as may be required by law.

11.

Employee agrees to refrain from making any unfavorable comments, in writing or orally, about Employer, its operations, policies, or procedures, or about the Releasees; provided, however, that nothing herein shall preclude Employee from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law.

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12.

In the event of any lawsuit against Employer that relates to alleged acts or omissions by Employee during his/her employment with Employer, Employee agrees to cooperate with Employer by voluntarily providing truthful and full information as reasonably necessary for Employer to defend against such lawsuit.

13.

This Agreement shall be binding on Employer and Employee and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

14.

This Agreement sets forth the entire agreement between Employee and Employer, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of Employee pursuant to provisions of Employee’s Employment Agreement dated _________ that by their terms continues after Employee’s separation from Employer’s employment.  This Agreement may only be modified by written agreement signed by both parties.

15.

Employer and Employee agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

16.

Employee agrees that his/her compliance with Sections 7, 10, 11, and 12 of this Agreement are material to this Agreement and that, in the event of breach by Employee of his/her obligations under those Sections, Employer shall be entitled to withhold or recover all but $100.00 of the amounts paid or payable to Employee under Section 1 of this Agreement, which Employee agrees shall constitute sufficient and adequate consideration for his/her promises in the Agreement, including without limitation his/her undertakings pursuant to Section 6 of this Agreement.

17.

This Agreement in all respects shall be interpreted and entered under the laws of the State of Florida.  The language of all parts of this Agreement in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

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PLEASE READ CAREFULLY.  THIS AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: _________________________	______________________________________
[EMPLOYEE]

Dated: _________________________	GelTech Solutions, Inc.
By:	______________________________________

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